Exhibit 99.1

Amicus Therapeutics Board of Directors Names Chief Executive Officer John F. Crowley Chairman of the Board

Donald J. Hayden, Jr. elected Lead Independent Director

Cranbury, NJ, February 5, 2010 – Amicus Therapeutics (NASDAQ: FOLD) announced today that its Board of Directors has elected John F. Crowley as Chairman of the Board in addition to his current role as Chief Executive Officer (CEO), effective immediately. Mr. Crowley will succeed Donald J. Hayden, Jr., who will become the Lead Independent Director of the Board.

”The Board’s decision to elect Mr. Crowley as Chairman of the Board reflects our confidence in his leadership and vision for Amicus. Additionally, the Board recognized the value of the strong independent leadership provided by Mr. Hayden during his tenure as Chairman which will be preserved through his appointment as Lead Independent Director,” stated Alexander Barkas, Ph.D., Amicus Board of Director and Member of Governance and Nominating Committee.

In his role as Chairman of the Board, Mr. Crowley will lead the Board’s efforts in overseeing the development and implementation of the Company’s strategic vision.

As Lead Independent Director, Mr. Hayden will be responsible for, among other things, leading executive sessions of the Board’s independent directors, advising the independent board committee chairs in fulfilling their responsibilities to the Board, assisting the Board and the Company’s Officers in complying with Amicus’ governance guidelines and overseeing the process of evaluating, developing and compensating the CEO. A copy of the Lead Independent Director Charter describing in full Mr. Hayden’s roles and responsibilities is available on the Amicus website at www.amicustherapeutics.com.

About Amicus Therapeutics

Amicus Therapeutics is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and diseases of neurodegeneration.  Amicus’ lead program is in Phase 3 for the treatment of Fabry disease.

CONTACTS:

Investors/Media:
Jenene Thomas
Director, Investor Relations
(609) 662-5084